Exhibit 99.1

Blueknight Announces Fourth Quarter and Full Year 2015 Results

OKLAHOMA CITY - March 8, 2016 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three and twelve months ended December 31, 2015.

BKEP’s adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $14.1 million for the fourth quarter of 2015, as compared to $18.2 million for the same period in 2014. Adjusted EBITDA was $70.1 million for the twelve months ended December 31, 2015, compared to $66.6 million for the same period in 2014, an increase of 5.3%. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP’s distributable cash flow was $9.3 million for the three months ended December 31, 2015, as compared to $14.4 million for the three months ended December 31, 2014. Distributable cash flow for the twelve months ended December 31, 2015, was a record $54.2 million versus $51.1 million for 2014, an increase of 6.1%. Fully diluted distribution coverage was 1.3 for 2015, as compared to 1.4 times for 2014. Adjusted EBITDA and distributable cash flow were impacted in both 2015 periods by a restructuring charge of $1.6 million associated with our exit from the West Texas trucking business. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported a net loss of $16.9 million on total revenues of $43.9 million for the three months ended December 31, 2015, versus net income of $8.8 million on total revenues of $46.0 million for the same period in 2014. BKEP recorded net income of $6.4 million on total revenues of $180.0 million for the twelve months ended December 31, 2015 compared to net income of $27.6 million on total revenues of $186.6 million for the same period in 2014. Net income for both 2015 periods was impacted by non-cash impairment charges of $22.0 million related to certain pipeline and trucking assets, as well as associated goodwill resulting from decreased production and market values.

BKEP previously announced a fourth quarter 2015 cash distribution of $0.1450 per common unit, which is equal to the previous quarter’s distribution and a 6.2% increase over the fourth quarter 2014 distribution. The Partnership also announced a $0.17875 distribution per preferred unit. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the Securities and Exchange Commission on March 9, 2016.

Comments from BKEP CEO Mark Hurley:

“We are pleased with our strong financial performance for the twelve months ended December 31, 2015, recognizing adjusted EBITDA of $70.1 million and posting record distributable cash flow of $54.2 million. As we consider our financial performance in 2015 and outlook for 2016 in a protracted low commodity price environment, we will continue to place a premium on financial discipline and operational efficiency, and work to both preserve and grow our fee based revenue across our diverse businesses. In doing so, we believe we can continue to successfully meet the challenges presented in today’s market while also placing ourselves in a position to take advantage of opportunities when the market rebounds. Let me share additional highlights and observations:

•
The current crude oil and overall economic market is one of the most challenging in recent memory. Crude oil prices have plunged 70% since 2014, and the number of drilling rigs is down 57% year over year reflecting continued weakness as energy exploration and production companies dramatically cut their capital budgets. The uncertainty on the political and economic fronts are weighing on the market as well. These factors are all impacting midstream companies.

•
Our well-balanced business model has proven to be resilient in today’s challenging market as illustrated by the strong performance of our asphalt terminalling services segment. This segment of our business increased operating margin 17% year over year on strong throughputs. A mid-year acquisition also bolstered revenue. Our crude oil terminalling and storage business reversed its declining operating margin trend from 2014 as storage rates strengthened and our core Oklahoma pipeline business was steady throughout 2015.

•
We successfully completed acquisitions. Consistent with our previously communicated strategy, we were able to complete two acquisitions in 2015 - the Cheyenne, Wyoming asphalt terminal in May and a small crude oil pipeline in November. In addition, we recently announced the acquisition of two more asphalt terminals in February of 2016 - one in Dumfries, Virginia and one in Wilmington, North Carolina. These acquisitions have collectively enhanced the overall quality of our asset portfolio as we further strengthen our fee-based business reducing our dependence on variable crude services businesses.

•
We aggressively managed costs and exited lower margin businesses. With the beginning of the decline in crude oil prices in late 2014, and the change in the slope of the crude oil market curve from backwardated (favors crude oil transportation) to contango (favors crude oil storage and terminalling), our transported volumes started declining. As crude oil prices continued their decline into 2015, and producers dramatically decreased drilling rig activity, particularly in the shale-play areas, crude oil trucking in West Texas became extremely competitive as under-utilized transportation equipment flooded into West Texas from more severely depressed production areas. This practice, coupled with increased pipeline transportation takeaway capacity negatively impacted margins as additional truck and pipeline transportation capacity competed for the same or less production volume. As a result, we reduced costs and made the difficult decision to exit the West Texas trucking business in the fourth quarter of 2015. We recorded a restructuring charge of $1.6 million, consisting of employee severance costs and the recognition of future lease payments on idle transport equipment. We continue to provide crude trucking transportation services in areas where we have a physical asset presence.”

“As we enter 2016, we remain optimistic that our overall base business will remain consistent even as we continue to face a volatile market. We enjoy strong, fee-based businesses with solid counterparties. Our balance sheet remains sound with debt to EBITDA leverage of less than 4.0 times. Our fully diluted unit distribution coverage for 2015 was 1.3 times. We remain focused on maintaining reasonable leverage and unit distribution coverage in excess of 1.0 times as we move through 2016. In 2015, we increased our common unit cash distribution 7.2% as compared to 2014. In 2016, we will take a prudent and conservative approach to our common unit cash distribution, evaluating market conditions on a quarter to quarter basis. We will continue to focus on growth and we will vigorously pursue acquisitions and complementary organic projects mindful of the opportunities the current environment may present to pursue attractive displaced assets. Let me also report, after concluding our open season on the Oklahoma condensate project, we are moving forward with expected completion during the second half of 2016. Lastly, we have an inherent competitive advantage over many of our competitors due to our diverse portfolio of assets, solid counterparties, more than 95% of our operating margins being fee-based, a conservative balance sheet with no significant 2016 required project capital and highly supportive General Partner sponsors.”

Results of Operations
The following table summarizes the financial results for the three and twelve months ended December 31, 2014 and 2015 (in thousands except per unit data):

	Three Months ended December 31,		Twelve Months ended December 31,
	2014	2015	2014	2015
	(unaudited)
Service revenue:
Third party revenue	$35,904	$36,054	$143,838	$140,926
Related party revenue	10,125	7,828	42,788	39,103
Total revenue	46,029	43,882	186,626	180,029
Expense:
Operating	31,974	33,760	134,245	131,205
General and administrative	4,373	4,589	17,498	18,976
Asset impairment expense	—	21,996	—	21,996
Total expense	36,347	60,345	151,743	172,177
Gain (loss) on sale of assets	684	(340)	2,464	6,137
Operating income (loss)	10,366	(16,803)	37,347	13,989
Other income (expense):
Equity earnings in unconsolidated affiliate	407	594	883	3,932
Interest expense (net of capitalized interest of $47, $32, $291, and $184, respectively)	(3,943)	(625)	(12,268)	(11,202)
Unrealized gains on investments held for sale	2,079	—	2,079	—
Income (loss) before income taxes	8,909	(16,834)	28,041	6,719
Provision for income taxes	(119)	(26)	(469)	(323)
Net income (loss)	$8,790	$(16,860)	$27,572	$6,396

Allocation of net income for calculation of earnings per unit:
General partner interest in net income (loss)	$205	$(164)	$641	$554
Preferred interest in net income (loss)	$5,391	$5,391	$21,563	$21,564
Income (loss) available to limited partners	$3,194	$(22,087)	$5,368	$(15,722)

Basic and diluted net income (loss) per common unit	$0.10	$(0.65)	$0.20	$(0.47)

Weighted average common units outstanding - basic and diluted	32,835	33,021	25,670	32,945

The table below summarizes our financial results by operating segment margin for the three and twelve months ended December 31, 2014 and 2015 (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2014	2015	2014	2015	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services operating margin	$11,217	$11,458	$41,244	$48,212	$241	2%	$6,968	17%
Crude oil terminalling and storage operating margin	4,052	4,651	18,818	18,842	599	15%	24	—%
Crude oil pipeline services operating margin	2,684	1,885	10,457	7,694	(799)	(30)%	(2,763)	(26)%
Crude oil trucking and producer field services operating margin	2,805	(784)	7,907	1,304	(3,589)	(128)%	(6,603)	(84)%
Total operating margin, excluding depreciation and amortization	$20,758	$17,210	$78,426	$76,052	$(3,548)	(17)%	$(2,374)	(3)%

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges and other and gains related to investments. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, and cash paid for taxes. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (dollars in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2014	2015	2014	2015
Net income (loss)	$8,790	$(16,860)	$27,572	$6,396
Interest expense	3,943	625	12,268	11,202
Unrealized gain related to investments	(2,079)	—	(2,079)	(267)
Income taxes	119	26	469	323
Depreciation and amortization	6,703	7,087	26,045	27,228
Asset impairment charges and other	—	22,404	—	22,404
Non-cash equity-based compensation	690	823	2,322	2,825
Adjusted EBITDA	$18,166	$14,105	$66,597	$70,111
Cash proceeds from sale of investments	—	—	—	2,346
Cash paid for interest	(2,276)	(2,569)	(9,085)	(9,915)
Cash paid for taxes	14	(20)	(508)	(412)
Maintenance capital expenditures, net of reimbursable expenditures	(1,527)	(2,199)	(5,916)	(7,882)
Distributable cash flow	$14,377	$9,317	$51,088	$54,248

Distribution declared (1)	$10,179	$10,598	$37,678	$42,019
Distribution coverage ratio	1.4	0.9	1.4	1.3
______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Nine Months
(in thousands)	2014	2015	2014	2015	$	%	$	%
Total operating margin, excluding depreciation and amortization	$20,758	$17,210	$78,426	$76,052	$(3,548)	(17)%	$(2,374)	(3)%
Depreciation and amortization	(6,703)	(7,087)	(26,045)	(27,228)	(384)	(6)%	(1,183)	(5)%
General and administrative expense	(4,373)	(4,589)	(17,498)	(18,976)	(216)	(5)%	(1,478)	(8)%
Asset impairment expense	—	(21,996)	—	(21,996)	(21,996)	NA	(21,996)	NA
Gain (loss) on sale of assets	684	(340)	2,464	6,137	(1,024)	(150)%	3,673	149%
Operating income (loss)	$10,366	$(16,802)	$37,347	$13,989	$(27,168)	(262)%	$(23,358)	(63)%

Investor Conference Call

The Partnership will discuss fourth quarter 2015 results during a conference call on Wednesday, March 9, 2016 at 1:30 p.m. CST (2:30 p.m. EST). The conference call will be accessible through the Investors Section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 8.2 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 23 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900